EX-99.77C

Dreyfus Premier Short Intermediate Municipal Bond Fund (the
"Fund")

Special Shareholder Meeting held on December 18, 2002

Proposal:  To permit the issuance of additional classes of shares

Shareholder/Proxy voting results were as follows:


December 18, 2002
                                        % of Outstanding       %
of Shares
                         No. of Shares         Shares
Present
                       ---------------  ----------------  -------
---------


    Affirmative          13,426,174.548          51.475%
82.591%
    Against               2,221,967.256           8.519%
13.669%
    Abstain               607,999.939             2.331%
3.740%

    TOTAL                16,256,141.743          62.325%
100.000%